EXHIBIT 2.1
                                                                     -----------

                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
                 -----------------------------------------------

     This First Amendment (the "FIRST AMENDMENT") to that certain Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated as of June 20, 2005, by and among Clinical Data, Inc., a Delaware corporation ("PARENT"), Safari Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("TRANSITORY SUBSIDIARY"), and Genaissance Pharmaceuticals, Inc., a Delaware corporation (the "COMPANY"), hereby amends the Merger Agreement effective as of this 28th day of July, 2005, as follows:

     WHEREAS, pursuant to Section 1.4 of the Merger Agreement, Parent agreed to cause its Certificate of Incorporation to be amended by the filing of a Certificate of Designations designating a new series of its preferred stock, $.01 par value per share, with the rights, preferences and privileges as set forth in the Terms of Parent Series A Preferred Stock attached as Exhibit C thereto;

     WHEREAS, the parties seek to amend and restate the terms of the Parent Preferred Stock as set forth in Exhibit C of the Merger Agreement;

     NOW THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto covenant and agree as follows:

     1. All capitalized terms not otherwise defined herein shall have their respective meanings as defined in the Merger Agreement.

     2. Exhibit C of the Merger Agreement is hereby deleted in its entirety and is replaced by Exhibit C in the form attached hereto.

     3. The Merger Agreement shall remain in full force and effect pursuant to its terms as amended hereby.

     4. This First Amendment to Merger Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this First Amendment to Agreement and Plan of Merger by signing any of such counterparts.

                                    * * * * *


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     IN WITNESS WHEREOF, Parent, Safari and Genaissance have executed this
First Amendment to Agreement and Plan of Merger as of the date first above mentioned.

                                CLINICAL DATA, INC.


                                By: /s/ Israel M. Stein
                                    ---------------------------
                                    Name:  Israel M. Stein, M.D.
                                    Title: Director, President and Chief
                                           Executive Officer


                                SAFARI ACQUISITION CORPORATION


                                By: /s/ Israel M. Stein
                                    ---------------------------
                                    Name:  Israel M. Stein, M.D.
                                    Title: President and Chief Executive Officer


                                GENAISSANCE PHARMACEUTICALS, INC.


                                By: /s/ Ben D. Kaplan
                                    ---------------------------
                                    Name:  Ben D. Kaplan
                                    Title: Senior Vice President and Chief
                                           Financial Officer

                                    EXHIBIT C
                                    ---------


                              AMENDED AND RESTATED
                        TERMS OF SERIES A PREFERRED STOCK
                                       OF
                               CLINICAL DATA, INC.

     1. Designation, Par Value and Number. A total of 484,070 shares of the authorized but undesignated Preferred Stock of the Corporation are hereby designated as "Series A Preferred Stock" and constituted as a series of preferred stock, having a par value of $.01 per share (the "SERIES A PREFERRED STOCK"). In accordance with the terms hereof, each share of Series A Preferred Stock shall have the same relative rights as and be identical in all respects with each other share of Series A Preferred Stock.

     2. Dividends. To the extent permitted under the Delaware General Corporation Law, the Corporation shall pay dividends to the holders of the Series A Preferred Stock as provided in this Section 2.

          (a) General. Dividends on each issued and outstanding share of Series A Preferred Stock shall accrue at a rate of 2% per annum (subject to Section 4(c)), on the Accreted Value of such share of Series A Preferred Stock as of the immediately preceding Dividend Payment Date (or, for the initial Dividend Period, as of the Original Issuance Date) from and including the Original Issuance Date of such share of Series A Preferred Stock to and including the first to occur of (i) the date on which the Liquidation Value or the Make Whole Redemption Price of such share of Series A Preferred Stock is paid to the holder thereof in accordance with Section 4, or (ii) the date on which such share of Series A Preferred Stock is converted into shares of Common in accordance with
Section 5 (in which case, any accrued dividends shall then be forfeited). Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared before any dividends may be made with respect to any Junior Securities. Dividends shall accrue on a daily basis (computed on the basis of a 365-day year).

          (b) Payment of Dividends. The Corporation shall pay, out of funds legally available therefor, any accrued dividends in respect of each share of Series A Preferred Stock semi-annually in arrears on January 5 and July 5 of each year (each such date being a "DIVIDEND PAYMENT DATE" and each such semi-annual period ending on such Dividend Payment Date being a "DIVIDEND PERIOD"). Each such dividend shall be payable to the holders of record of shares of Series A Preferred Stock on December 15 and June 15, respectively, as they appear on the stock records of the Corporation at the close of business on such record date. An amount equal to any such accrued dividends not paid with respect to any Dividend Period shall be added to the Accreted Value of the Series A Preferred Stock; provided, that, any such amounts shall remain as accrued and unpaid dividends for all purposes hereunder notwithstanding such amounts being added to the Accreted Value. Such increased Accreted Value after each Dividend Period shall be

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used for purposes of calculating dividends for succeeding Dividend Periods
(except to the extent any such accrued dividends included in the Accreted Value are subsequently declared and paid).

          (c) Distribution of Partial Dividend Payments. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders of the outstanding shares of Series A Preferred Stock based upon the aggregate dividends accrued and payable on such outstanding shares of Series A Preferred Stock held by each such holder.

          (d) Treatment of Accrued and Unpaid Dividends Upon Conversion. Upon any conversion of shares of Series A Preferred Stock into Common in accordance with Section 5, any accrued and unpaid dividends on the Series A Preferred Stock shall be forfeited.

          (e) Participation in Common Dividends. In the event that the Corporation declares or pays a dividend or makes any cash distribution (or distribution in kind of assets) on the Common, then the holders of the outstanding shares of Series A Preferred Stock (based on the number of shares of Common into which such shares of Series A Preferred Stock are convertible as of the record date for such dividend or distribution) and the holders of the Common shall share pro rata in such dividend or distribution.

          (f) Partial Dividend Period. Dividends payable on the shares of Series A Preferred Stock for any period less than a full Dividend Period shall be computed on the basis of a 365-day year and the actual number of days elapsed in the period for which such dividend is payable.

     3. Voting Rights.

          (a) General. The holders of the Series A Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Bylaws of the Corporation, and except as otherwise required by applicable law or in this
Section 3, the holders of the Series A Preferred Stock shall be entitled to vote on all matters submitted to the stockholders of the Corporation for a vote, voting as a single class with the Common, with the holders of Series A Preferred Stock entitled to one vote for each share of Series A Preferred Stock held (without regard to the number of shares of Common into which each share of Series A Preferred Stock would then be convertible) as of the record date for such vote or, if no record date is specified, as of the date of such vote or date of any written consent, as the case may be; provided, however, that notwithstanding anything to the contrary herein, upon conversion, each share of Common issued shall be entitled to one vote per share.

          (b) Special Series A Preferred Stock Restrictions. In addition to the voting rights contained in Section 3(a) or as otherwise required by applicable law, so long as the original holder of the Series A Preferred Stock or its affiliated entities own in the aggregate at least 125,000 shares of Series A Preferred Stock (as adjusted for any stock split, stock dividend, recapitalization or otherwise), the Corporation shall not, without the vote or written consent of holders of 66-2/3's of the shares of Series A Preferred Stock then outstanding (the "SUPERMAJORITY PREFERRED HOLDERS") alter or change the rights, preferences or privileges of the Series A Preferred Stock, including any increase in the number of authorized shares of Series A

Preferred Stock, whether as a result of any amendment, repeal, modification or supplement to any provision of the Certificate of Incorporation of the Corporation, as amended, this Certificate of Designation or the Bylaws of the Corporation, or by merger, consolidation or otherwise.

     4. Liquidity Events.

          (a) Significant Event. Upon any Significant Event:

               (i) Each holder of Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock held by such holder immediately prior to such Significant Event, prior and in preference to any distribution or payment made upon or with respect to any Junior Securities, irrespective of whether such distribution or payment is made by the Corporation or any other Person, an amount (the "LIQUIDATION VALUE") equal to either (A)(1) the Original Issue Price of such share of Series A Preferred Stock on the date of distribution or payment plus (2) all dividends (whether or not declared) accrued but unpaid on such share of Series A Preferred Stock, or (B) if elected by the vote or written consent of the Supermajority Preferred Holders, the amount to which the holder of such share of Series A Preferred Stock would be entitled assuming all of the shares of Series A Preferred Stock had been converted into shares of Common in accordance with Section 5(a)(i) immediately prior to such Significant Event (the "AS CONVERTED VALUE"). If upon any Significant Event the assets and/or proceeds to be distributed to the holders of the Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to receive under Section 4(a)(i)(A), then the entire amount of assets and/or proceeds available to the Corporation's stockholders upon such Significant Event shall be distributed pro rata among such holders of the Series A Preferred Stock based upon the aggregate amounts due to each such holder with respect to such shares of Series A Preferred Stock if such assets and/or proceeds were sufficient to permit payment in full.

               (ii) With respect to any Significant Event involving the Corporation's merger, consolidation or similar transaction, except as otherwise consented to by the Supermajority Preferred Holders, the Corporation shall not effect such Significant Event unless the agreement or plan of merger or consolidation or other applicable agreement provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with the priorities set forth in this Section 4(a).

               (iii) After the payment and/or distribution to the holders of the Series A Preferred Stock of the amounts set forth in Section 4(a)(i), the holders of the Series A Preferred Stock shall not be entitled to any further payment or distribution.

               (iv) The Liquidation Value shall in all events be paid in cash and/or securities, depending on the form of consideration payable to the Corporation's stockholders as set forth in the applicable documents and agreements effecting any Significant Event; provided, however, that if the applicable Liquidation Value for the Series A Preferred Stock is payable in connection with a merger, consolidation or sale of capital stock in which the consideration is not cash, then the consideration (including any shares of capital stock to be delivered by the acquiring corporation) payable to the holders of Common and Series A Preferred Stock in connection with such transaction shall be allocated or reallocated, as applicable, among the holders of Common and the Series A Preferred Stock (of all outstanding series) in an appropriate and equitable manner to give economic effect to the priority of distributions between the holders of Common and Preferred Stock in accordance with this Section and the Corporation's Certificate of Incorporation, as amended. The foregoing allocation to the holders of Series A Preferred Stock shall apply notwithstanding that, pursuant to the terms of the Significant Event, consideration is only allocated to the holders of Common, it being the intention of this Section 4 that, if a Significant Event is to be treated as a liquidation, holders of Common shall not be entitled to any payment until the holders of outstanding Preferred Stock (of all series) have received their applicable liquidation preference amounts or elected the benefits of the As Converted Value under Section 4(a)(i)(B). If there is more than one form of consideration payable in connection with the Significant Event, such consideration shall be allocated proportionately to the holders of Preferred Stock (of all series) and Common based on the amount to which each such holder of each class or series is entitled.

          (b) Form of Consideration. Whenever the distribution provided for in this Section 4 shall be payable in property other than cash, the value of such distribution shall be the Fair Market Value of such property.

          (c) Mandatory Redemption Upon Certain Significant Events. If a Significant Event occurs prior to the fifth anniversary of the Closing Date, then, unless the Supermajority Preferred Holders elect otherwise to receive the As Converted Value, the Corporation shall redeem each then outstanding share of Series A Preferred Stock at a per share purchase price equal to the sum of (i) the Accreted Value of such shares of Series A Preferred Stock on the date of redemption, plus (ii) all dividends (whether or not declared) accrued since the end of the previous Dividend Period on such share of Series A Preferred Stock, plus (iii) the sum of the remaining dividends that would have accrued and/or been payable on one share of Series A Preferred Stock pursuant to Section 2 from the date of redemption pursuant to this Section 4(c) through the fifth anniversary of the Closing Date had such share of Series A Preferred Stock not been so redeemed (the sum of clauses (i), (ii) and (iii) being referred to herein as the "MAKE-WHOLE REDEMPTION PRICE"). If the Corporation (or its successor with respect to any Significant Event) does not have sufficient funds legally available to redeem on any redemption date all shares of Series A Preferred Stock, the Corporation (or its successor) shall redeem a pro rata portion of each holder's shares of such stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation (or its successor) has funds legally available therefor; provided, that, with respect to any shares of Series A Preferred Stock that were to have been redeemed and are not, the Make-Whole Redemption Price shall be re-calculated such that with respect to the remaining dividends determined in accordance with clause (iii) of this Section 4(c), the dividend rate shall be increased to 10% per annum for purposes of Section 2(a) for any shares of Series A Preferred Stock that are not so redeemed.

     5. Conversion.

          (a) Conversion Procedures.

               (i) Subject to Section 5(c), at any time and from time to time, a holder of Series A Preferred Stock shall have the right to convert any share(s) of Series A Preferred Stock into the number of shares of Common computed by dividing (X) the Original Issue Price by (Y) the Conversion Price then in effect for such share of Series A Preferred Stock (such quotient being the "Ordinary Conversion Amount"); provided, however, that after the third anniversary of the Closing Date, any share(s) of Series A Preferred Stock shall be convertible into a number of shares of Common computed by dividing (A) the Original Issue Price by (B) the average Market Price for the 10 consecutive Trading Days before the delivery to the office of the Corporation or any transfer agent of the written notice of election to convert if such amount is greater than the Ordinary Conversion Amount.

               (ii) Each conversion of Series A Preferred Stock pursuant to
Section 5(a) shall be effected by delivery, to the office of the Corporation or to any transfer agent for such shares, of (A) duly endorsed certificates for the shares being converted and (B) written notice to the Corporation that the holder elects to convert such shares. Conversion pursuant to Section 5(a) shall be deemed to occur immediately prior to the close of business on the date the certificates and notice are delivered. At the time any such conversion has been effected, the rights of the holders of shares of Series A Preferred Stock so converted shall cease with respect to such converted shares of Series A Preferred Stock, and such holders entitled to receive Common upon conversion of such Series A Preferred Stock shall be treated for all purposes as the record holders of such shares of Common on the date conversion is deemed to have been effected.

               (iii) As soon as practicable after (x) a conversion has been effected and (y) the certificate(s) representing the converted shares of Series A Preferred Stock have been surrendered to the principal office of the Corporation or to any transfer agent for such shares, the Corporation shall deliver to the converting holder:

(A) a certificate or certificates representing the number of shares of Common issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

(B) a certificate representing any shares of Series A Preferred Stock which were represented by the certificate or certificates delivered to the Corporation or to any transfer agent in connection with such conversion but which were not converted; and

(C) any amount payable under Section 5(a)(vi) with respect to such conversion.

               (iv) The Corporation shall not close its books on a Business Day against the transfer of Series A Preferred Stock or of Common issued or issuable upon conversion of Series A Preferred Stock in any manner that interferes with the timely conversion of Series A Preferred Stock. At any time that a conversion of shares of Series A Preferred Stock pursuant to this Section 5(a) has occurred, the shares of Series A Preferred Stock so converted shall not thereafter be reissued, sold or transferred or deemed to be issued and outstanding for any purpose and the number of shares of Series A Preferred Stock authorized to be issued by the Corporation shall be reduced by the number of shares of Series A Preferred Stock so converted.

               (v) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common, solely for the purpose of issuance upon the conversion of shares of the Series A Preferred Stock, such number of shares of Common as are issuable upon the conversion of all outstanding Series A Preferred Stock. All shares of Common which are so issuable shall, when issued in accordance with the terms hereof, be duly and validly issued, fully paid and nonassessable. The Corporation shall not take any action that would cause the number of authorized but unissued shares of Common to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Preferred Stock.

               (vi) If any fractional interest in a share of Common would, except for the provisions of this subparagraph, be delivered upon any conversion of any shares of Series A Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, may pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion. The determination as to the amount of any cash payment in lieu of the issuance of fractional shares shall be based upon the total number of shares of Series A Preferred Stock being converted at any one time by the holder thereof, not upon each share of Series A Preferred Stock being converted at any one time by the holder thereof.

               (vii) If any holder surrenders shares of Series A Preferred Stock for conversion after the close of business on the record date for the payment of a dividend and prior to the opening of business on the Dividend Payment Date for such dividend, then, notwithstanding such conversion, the dividend payable on such Dividend Payment Date will be paid to the registered holder of such shares on such record date.

               (viii) If a holder converts shares of Series A Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common upon the conversion. The holder, however, shall pay to the Corporation the amount of any tax which is due (or shall establish to the satisfaction of the Corporation the payment thereof or that no such payment is due) if the shares are to be issued in a name other than the name of such holder.

          (b) Effect on Conversion Price of Certain Events. For purposes of determining the applicable Conversion Price under Section 5, the following shall be applicable:

               (i) Subdivisions or Combinations of Common. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be reduced proportionately, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common into a smaller number of shares, the

Conversion Price in effect immediately prior to such combination shall be increased proportionately.

               (ii) Recapitalization, Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger or similar transaction, in each case which is effected in such a manner that the holders of Common are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common, and which does not otherwise qualify as a Fundamental Change, is referred to herein as an "ORGANIC CHANGE." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions to insure that each of the holders of Series A Preferred Stock shall thereafter have the right to acquire and receive, in lieu of the shares of Common immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions to insure that the provisions of this
Section 5(b) shall thereafter be applicable to the securities issuable upon conversion of the Series A Preferred Stock and shall provide the holders of Series A Preferred Stock with notice thereof.

               (iii) Notices. As soon as practicable after any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

          (c) Mandatory Conversion. If, on or after the later of the Closing Date or the date the shares of Common issuable upon conversion of the Series A Preferred Stock become registered under the Securities Act of 1933, as amended, and become eligible for trading to the public, the Market Price of the Common exceeds $27.80 per share (as adjusted for any stock split, stock dividend, recapitalization or otherwise on the Common) for 10 consecutive Trading Days, the Corporation may elect, beginning on the first Business Day following such 10 Trading Day period, and at any time thereafter while any shares of Series A Preferred Stock remain outstanding, to require the holders of all (but not less than all) outstanding shares of Series A Preferred Stock to convert such shares into Common pursuant to the terms of this Section 5 (a "MANDATORY CONVERSION"). In case of such election, the Corporation shall give written notice to each holder of outstanding shares of Series A Preferred Stock. Any such conversion shall be deemed to have been effected, without further action by any party, immediately prior to the close of business on the fifth Business Day after the Corporation delivers notice of its election of a Mandatory Conversion to the holders of Series A Preferred Stock Shares. At the time any such conversion has been effected, the rights of the holders of shares of Series A Preferred Stock so converted shall cease with respect to such converted shares of Series A Preferred Stock, and such holders entitled to receive Common upon conversion of such Series A Preferred Stock shall be treated for all purposes as the record holders of such shares of Common on the date conversion is deemed to have been effected. The provisions of Section 5(a) shall apply to a Mandatory Conversion under this Section 5(c).

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

     6. General.

          (a) The Corporation shall keep at its principal office (or at the office of its counsel) a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

          (b) Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

          (c) Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, by reputable overnight courier service, charges prepaid, or by personal delivery, and shall be deemed to have been given (i) three (3) Business Days after being sent by registered or certified mail, (ii) one (1) Business Day after being deposited with such an overnight courier service, and (iii) upon delivery, if by personal delivery, if mailed or delivered (A) to the Corporation, at its principal executive offices, or (B) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

     7. Definitions. The following terms shall have the following meanings for purposes of this Certificate of Designation:

     "ACCRETED VALUE" means, with respect to one share of Series A Preferred Stock, $22.80, plus the amount of any dividends added to such Accreted Value in accordance with Section 2, minus the amount of any dividends included in Accreted Value that are subsequently declared and paid (subject to equitable adjustments by the Board acting in good faith to reflect stock splits of shares of Series A Preferred Stock, stock dividends in respect of shares of Series A Preferred Stock, stock combinations of shares of Series A Preferred Stock, recapitalizations and like occurrences).

     "AS CONVERTED VALUE" is defined in Section 4(a)(i).

     "BOARD" means the Board of Directors of the Corporation.

     "BUSINESS DAY" means any day except a Saturday or Sunday, or other day on which banks in Boston, Massachusetts, are authorized or obligated by law or executive order to close.

     "CLOSING DATE" is the date of consummation of the transactions contemplated by the Agreement and Plan of Merger by and among the Corporation, Safari Acquisition Corp., and Genaissance Pharmaceuticals, Inc.

     "COMMON" means the Corporation's Common Stock, $0.01 par value per share.

     "CONVERSION PRICE" means, with respect to each share of Series A Preferred Stock, initially $22.80 for such share, subject to adjustment from time to time in accordance with Section 5(b).

     "DIVIDEND PAYMENT DATE" is defined in Section 2(b).

     "DIVIDEND PERIOD" is defined in Section 2(b).

     "FAIR MARKET VALUE" means fair market value as determined in good faith by the Board. Any securities shall be valued as follows: (i) securities not subject to investment letter or other similar restrictions on free marketability:

               (A) if traded on a securities exchange or The Nasdaq Stock Market, the value shall be based on a formula approved in good faith by the Board and derived from the closing prices of the securities on such exchange or The Nasdaq Stock Market over a specified time period;

               (B) if actively traded over-the-counter, the value shall be based on a formula approved in good faith by the Board and derived from the closing prices of the securities on such exchange or The Nasdaq Stock Market over a specified time period; and

               (C) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board;

and (ii) the method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in clause (i) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

     "FUNDAMENTAL CHANGE" means (i) any sale or transfer of all or substantially all of the assets of the Corporation in any transaction or series of transactions, or (ii) any merger or consolidation to which the Corporation is a party, except for a merger in which (a) the Corporation is the surviving corporation, (b) the terms, rights and preferences of the Series A Preferred Stock are not adversely affected, (c) the Common is not converted into or exchanged for cash, securities or other property, and (d) after giving effect to such merger, the holders of the Corporation's outstanding capital stock immediately prior to the merger shall continue to own the Corporation's outstanding capital stock possessing a majority of the voting power of the

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

Corporation and the voting power (under ordinary circumstances) to elect a majority of the Board.

     "JUNIOR SECURITIES" means any of the Corporation's equity securities (whether or not currently authorized or outstanding) which by its terms is junior to the Series A Preferred Stock (including, without limitation, the Common).

     "LIQUIDATION VALUE" is defined in Section 4(a)(i).

     "MAKE-WHOLE REDEMPTION PRICE" is defined in Section 4(c).

     "MANDATORY CONVERSION" is defined in Section 5(c).

     "MARKET PRICE" shall mean, with respect to one share of Common and for any Business Day: (i) if the Common is then listed on a national securities exchange or is authorized for quotation on NASDAQ and is designated as a National Market System or NASDAQ Small Cap Market security, the last sale price of one share of Common, regular way, on such day on the principal stock exchange or market system on which the Common is then listed or authorized for quotation as set forth in the "Close" column of the "Historical Quotation" table on Yahoo! Finance for the Corporation's stock price (or, if Yahoo! Finance is no longer available, as set forth in the Wall Street Journal), or, if no such sale takes place on such Business Day, the last sale price for one share of Common on the prior Business Day as reported in such column, or (ii) if the Common is not then listed or authorized for quotation on any national securities exchange or designated as a National Market System or Small Cap Market security on NASDAQ but is traded over-the-counter, the closing price for one share of Common as reported on NASDAQ or the Electronic Bulletin Board or in the National Daily Quotation Sheets, as applicable.

     "ORGANIC CHANGE" is defined in Section 5(b)(ii).

     "ORIGINAL ISSUANCE DATE" means, with respect to any share of Series A Preferred Stock, the date on which the Corporation initially issues such share of Series A Preferred Stock, regardless of the number of times a transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

     "ORIGINAL ISSUE PRICE" means $22.80 (subject to equitable adjustments by the Board acting in good faith to reflect stock splits of shares of Series A Preferred Stock, stock dividends in respect of shares of Series A Preferred Stock, stock combinations of shares of Series A Preferred Stock, recapitalizations and like occurrences).

     "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     "SIGNIFICANT EVENT" means (i) a liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, or (ii) a Fundamental Change.

     "SUPERMAJORITY PREFERRED HOLDERS" is defined in Section 3(b).

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     "TRADING DAY" shall mean a day on which the Common is authorized for trading or for quotation on NASDAQ.


































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